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Filed pursuant to Rule 424(b)(3)
Registration File No. 333-179993

PROSPECTUS

4,118,150 Shares

Common Stock

        The selling stockholders named herein (the "Selling Stockholders") may use this prospectus in connection with sales of up to 4,118,150 shares of common stock of Golden Minerals Company ("Golden Minerals," "we," "us," or "our).

        The Selling Stockholders may sell the common stock at prices and on terms determined by the market, in negotiated transactions or through underwriters. We will not receive any proceeds from the sale of shares by the Selling Stockholders.

        Our common stock is listed on the NYSE Amex, LLC (the "Amex") under the symbol "AUMN." On March 5, 2012, the last reported sale price of our common stock on the Amex was $7.38 per share. Our common stock is also listed on the Toronto Stock Exchange (the "TSX") under the symbol "AUM". The closing price for our common stock on March 5, 2012, as quoted on the TSX, was Cdn$7.34.

        The securities offered in this prospectus involve a high degree of risk. You should carefully consider the matters set forth in "Risk Factors" on page 4 of this prospectus or incorporated by reference herein in determining whether to purchase our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 20, 2012.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of applicable Canadian securities legislation. These statements include statements relating to our plans, expectations and assumptions concerning the Velardeña mining operations, the El Quevar project, the timing and budget for exploration and potential monetization of our portfolio of exploration properties, our expected cash needs, and statements concerning our financial condition, operating strategies and operating and legal risks.

        We use the words "anticipate," "continue," "likely," "estimate," "expect," "may," "could," "will," "project," "should," "believe" and similar expressions to identify forward-looking statements. Statements that contain these words discuss our future expectations, contain projections of production, expenditures or other matters, or state other forward-looking information. Although we believe the expectations and assumptions reflected in those forward-looking statements are reasonable, we cannot assure you that these expectations and assumptions will prove to be correct. Our actual results could differ materially from those expressed or implied in these forward-looking statements as a result of the factors described under "Risk Factors" in this prospectus and other factors set forth in this prospectus, including:

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  Risks related to the integration of the businesses of Golden Minerals and ECU Silver Mining Inc. ("ECU");

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  Risk related to the Velardeña mining operations in Mexico, including variations in the nature, quality and quantity of any mineral deposits that may be located there, our ability to produce minerals from the mines successfully or profitably, operations or processing problems, delays in or inability to increase production as projected, our ability to obtain and maintain any necessary permits, consents, or authorizations needed to operate and continue our expansion plans at the mines, and our ability to raise the necessary capital to finance advancement and planned expansion of the mining operations;

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  The feasibility and economic viability of potential expansion plans at the Velardeña mining operations;

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  Risks related to the El Quevar project in Argentina, including results of future exploration, feasibility and economic viability, delays and increased costs associated with evaluation of the project, results of our evaluation and our ability to raise the necessary capital to finance advancement of the project;

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  Our ability to raise necessary capital to complete expansion plans at the Velardeña mining operations and, if justified by results of our evaluation, the development of the El Quevar project;

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  Our ability to retain key management and mining personnel necessary to successfully operate and grow our business;

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  Results of future exploration and of our efforts to monetize our exploration portfolio properties;

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  Economic and political events affecting the market prices for silver, gold, zinc, lead and other minerals which may be found on our development and exploration properties;

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  Political and economic instability in Argentina, Mexico, Peru and other countries in which we conduct our business and future actions of any of these governments with respect to nationalization of natural resources or other changes in mining or taxation policies; and; and

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  The factors set forth in "Risk Factors" on page 4 of this prospectus.

        Many of these factors are beyond our ability to control or predict. You should not unduly rely on any of our forward-looking statements. These statements speak only as of the date of this prospectus. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect future events or developments. All subsequent written and oral forward-looking statements attributable to us and persons acting on our behalf are qualified in their entirety by the cautionary statements contained in this section and elsewhere in this prospectus.

        Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, such expectations may prove to be materially incorrect due to known and unknown risks and uncertainties.

        All forward-looking statements speak only as of the date made. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

PROSPECTUS SUMMARY

        The following is a summary of the pertinent information regarding this offering. This summary is qualified in its entirety by the more detailed information and financial statements and related notes incorporated by reference into this prospectus.

The Offering

Securities Offered	Up to an aggregate 4,118,150 shares of our common stock offered by the Selling Stockholders, which shares were acquired in a private placement.
Offering Price	The Selling Stockholders may sell the common stock at prices and on terms determined by the market, in negotiated transactions or through underwriters.
Common Stock Outstanding	35,714,035 shares of common stock, $.01 par value per share, were outstanding as of, March 5, 2012.
Dividend Policy	We do not anticipate paying dividends on our common stock in the foreseeable future.
Use of Proceeds	The common stock offered pursuant to this prospectus is being sold by the Selling Stockholders, and we will not receive any proceeds of the offering.

        Our principal offices are located in Golden, Colorado at 350 Indiana Street, Suite 800, Golden, CO 80401, and our registered office is the Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801. Our telephone number is (303) 839-5060. We also maintain a mining operations office in Mexico and exploration offices in Argentina, Mexico, and Peru. We maintain a website at www.goldenminerals.com, which contains information about us. Our website and the information contained in and connected to it are not a part of this prospectus

RISK FACTORS

        An investment in the securities offered in this prospectus involves a high degree of risk. For a discussion of the factors you should carefully consider before deciding to purchase these securities, please consider the risk factors described in the documents we incorporate by reference, including those in our Annual Report on Form 10-K for the year ended December 31, 2011. Also, please read "Cautionary Statement Regarding Forward-Looking Statements" in this prospectus.

THE COMPANY

        We are an emerging precious metals producer, primarily engaged in the operation and further development of our recently acquired Velardeña gold, silver and base metals mines in the State of Durango, Mexico, and in the advancement of the 100% owned El Quevar advanced silver exploration property in the province of Salta, Argentina.

        On September 2, 2011 we completed a business combination transaction with ECU. We now own and operate ECU's former Velardeña mining operations located in the Velardeña Mining District in the State of Durango, Mexico.

        We are also focused on advancement of our 100% controlled El Quevar silver project in northwestern Argentina. We are engaged in advanced exploration activities at El Quevar and are currently evaluating whether the deposit may be amenable to bulk mining.

        In addition to our current efforts to increase production at the Velardeña mining operations and advance the El Quevar project, we are analyzing the potential monetization of certain properties in our portfolio of approximately 80 exploration properties located primarily in Mexico and South America.

USE OF PROCEEDS

        The proceeds from the sale of common stock that may be offered pursuant to this prospectus will be received directly by the Selling Stockholders, and we will receive no proceeds from the sale of this common stock.

SELLING STOCKHOLDERS

        Set forth below is information regarding the names of, and number of shares of common stock owned by, the Selling Stockholders.

	Shares Beneficially Owned Prior to the Offering			Shares Beneficially Owned After the Offering(1)
Selling Stockholders(2)	Number	Percent of Class(3)	Shares Offered Hereby	Number	Percent of Class(3)
Sentient Global Resources Fund III, L.P.(4)	3,582,746	10.03%	909,375	2,673,371	7.49%
SGRF III, Parallel I, L.P.(4)	357,044	1.00%	90,625	266,419	0.75%
Sentient Global Resources Fund IV, L.P.(4)	3,118,150	8.73%	3,118,150	—	—

(1)
Assumes that the Selling Stockholders will sell all of the shares of common stock offered pursuant to this prospectus. We cannot assure you that the Selling Stockholders will sell all or any of these shares.

(2)
The Selling Stockholders are not registered broker-dealers.

(3)
Based on 35,714,035 shares of our common stock outstanding as of March 5, 2012.

(4)
This information is based on a Schedule 13D/A-3 as filed on October 11, 2011 by Sentient Global Resources Fund III, L.P. ("Fund III"), SGRF III, Parallel I, L.P. ("Parallel I"), Sentient

  Executive GP III, Limited ("Sentient Executive III"), Sentient Global Resources Fund IV, L.P. ("Fund IV") and Sentient Executive GP IV, Limited ("Sentient Executive IV"). Fund III and Parallel I are both Cayman Islands limited partnerships and each beneficially own 3,582,746 and 357,044 shares of our common stock, respectively. The sole general partner of Fund III and Parallel I is Sentient GP III, L.P. ("GP III"). The sole general partner of GP III is Sentient Executive III, which is a Cayman Islands exempted company. Fund IV is a Cayman Islands limited partnership and owns 3,118,150 shares of our common stock. The sole general partner of Fund IV is Sentient GP IV, L.P. ("GP IV"), which is a Cayman Islands limited partnership. The sole general partner of GP IV is Sentient Executive IV, which is a Cayman Islands exempted company. Peter Cassidy, Greg Link and Susanne Sesselman are the directors of Sentient Executive III and Sentient Executive IV. The address of the principal offices of the reporting persons (Fund III, Parallel I, Sentient Executive III, Fund IV and Sentient Executive IV) is: Landmark Square, 1st Floor, 64 Earth Close, West Bay Beach South, P.O. Box 10795, George Town, Grand Cayman KY1-1007, Cayman Islands.

          On October 7, 2011 we sold in a private placement to the Selling Stockholders, each a fund managed by The Sentient Group, an independent private equity firm in the global resources industry, an aggregate of 4,118,150 shares of our common stock at an offering price of $7.44 per share. The private placement was made pursuant to a Subscription Agreement, dated October 7, 2011, between Golden Minerals Company and the Selling Stockholders (the "Subscription Agreement"). Following the private placement, the Selling Stockholders owned approximately 19.9% of our outstanding common stock (excluding restricted stock held by our employees).

          Pursuant to a Registration Rights Agreement entered into in connection with the Subscription Agreement, we agreed to register with the Securities and Exchange Commission (the "SEC") the resale of the common stock purchased by the Selling Stockholders. Therefore, we have prepared and filed this prospectus for the purpose of any such resale by the Selling Stockholders. We cannot estimate the number of shares of common stock that will be held by the Selling Stockholders upon termination of the offering since it is possible that they may not sell any of the shares covered by this prospectus or may acquire or dispose of shares of our common stock not included in this prospectus. See "Plan of Distribution." We do not know when or whether, or at what price, any or all of these shares may be sold.

PLAN OF DISTRIBUTION

          The Registration Rights Agreement requires that we register, under applicable securities laws, the possible resale by the Selling Stockholders of the 4,118,150 shares of common stock acquired by the Selling Stockholders pursuant to the Subscription Agreement. Therefore, we have prepared and filed this prospectus. However, we do not know when or whether any or all of these shares may be sold. We will receive no proceeds from the sale of shares included in this prospectus. We will pay the registration, filing, listing and printing fees, and our legal and accounting expenses in connection with this offering. We have agreed to maintain the effectiveness of this registration statement until the earlier of (i) the first date on which all of the shares covered by this prospectus are sold pursuant to an effective registration statement registering such securities for resale, or (ii) the first date on which the shares covered by this prospectus may be sold pursuant to Rule 144 without being subject to the volume restrictions set forth in Rule 144(e) under the Securities Act of 1933, as amended (the "Securities Act").

          The Selling Stockholders and their successors, which term includes their transferees, pledgees or donees or their successors, may sell the common stock directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire common stock as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The Selling Stockholders may effect the distribution of the common stock in one or more of the following methods:

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  ordinary brokers' transactions, which may include long or short sales;

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  transactions involving cross or block trades or otherwise on the open market;

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  purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts under this prospectus;

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  "at the market" to or through market makers or into an existing market for the common stock;

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  in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

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  through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); or

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  any combination of the above, or by any other legally available means.

        In addition, the Selling Stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of common stock in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require delivery by such broker-dealers of the common stock, which common stock may be resold thereafter under this prospectus.

        Brokers, dealers, underwriters or agents participating in the distribution of the common stock may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of common stock for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

        Any securities covered by this prospectus that qualify for sale under Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.

        We cannot assure you that the Selling Stockholders will sell any or all of the shares of common stock offered by the Selling Stockholders.

        In order to comply with the securities laws of certain states, if applicable, the Selling Stockholders will sell the common stock in jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Selling Stockholders may not sell the common stock unless the shares of common stock have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available to the Selling Stockholders.

        Persons participating in the distribution of our common stock offered by this prospectus may engage in transactions that stabilize the price of the common stock. The anti-manipulation rules of Regulation M under the Exchange Act of 1934 may apply to sales of the common stock in the market and to the activities of the Selling Stockholders.

        We have not been advised of any selling arrangement at the date of this prospectus between the Selling Stockholders and any broker-dealer or agent. We will receive no proceeds from the sale of the shares by the Selling Stockholders.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

        We are authorized to issue 100,000,000 shares of common stock, par value $0.01 per share. As of March 5, 2012, we had 35,714,035 shares of common stock issued and outstanding.

  Dividend Rights

        Holders of our common stock will be entitled to receive dividends when, as and if declared by our board, out of funds legally available for their payment, subject to the rights of holders of any preferred stock that we may issue.

  Voting Rights

        Holders of our common stock are entitled to one vote per share in all matters as to which holders of common stock are entitled to vote. Holders of not less than a majority of all of the shares of the stock entitled to vote at any meeting of stockholders constitute a quorum unless otherwise required by law.

  Election of Directors

        Our directors are elected by a plurality of the votes cast by the holders of our common stock in a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors, up to the maximum number of directors to be chosen at the meeting. Our stockholders may vote to remove any director for cause by the affirmative vote of a majority of the voting power of outstanding common stock.

  Liquidation

        In the event of any liquidation, dissolution or winding up of Golden Minerals, holders of our common stock have the right to receive ratably and equally all of the assets remaining after payment of liabilities and liquidation preferences of any preferred stock then outstanding.

  Redemption

        Golden Minerals' common stock is not redeemable or convertible.

  Other Provisions

        All our outstanding common stock is, and the common stock offered by this prospectus will be fully paid and non-assessable.

        This section is a summary and may not describe every aspect of our common stock that may be important to you. We urge you to read applicable Delaware law, our Amended and Restated Certificate of Incorporation, as amended, and our Bylaws, because they, and not this description, define your rights as a holder of our common stock. See "Where You Can Find More Information" for information on how to obtain copies of these documents.

Anti-Takeover Effects of Certain Provisions of the Amended and Restated Certificate of Incorporation and the Bylaws

        Some provisions of Delaware law and our Amended and Restated Certificate of Incorporation and Bylaws could make it more difficult for us to be acquired by means of a tender offer, a proxy contest or otherwise or the removal of our incumbent directors and officers. These provisions, summarized below, are expected to discourage and prevent coercive takeover practices and inadequate takeover bids. These provisions are designed to encourage persons seeking to acquire control of our company to first negotiate with our board of directors. They are also intended to provide our management with the flexibility to enhance the likelihood of continuity and stability if our board of directors determines that a takeover is not in the best interests of our stockholders. These provisions, however, could have the effect of discouraging attempts to acquire us, which could deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

  Delaware Anti-Takeover Statute

        We are subject to Section 203 of the Delaware General Corporation Law. Section 203 is an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date that the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or another transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns 15% or more of the corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions that are not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

  Special Stockholder Meetings

        Under our Amended and Restated Certificate of Incorporation and Bylaws, special meetings of stockholders may be called only by our board of directors, other than special meetings called solely for the purpose of removing directors, which may be called by requests of the holders of a majority of the outstanding shares of our common stock.

  Election and Removal of Directors

        Our Amended and Restated Certificate of Incorporation and Bylaws contain provisions that establish specific procedures for appointing and removing members of the board of directors. In addition, our Amended and Restated Certificate of Incorporation and Bylaws provide that vacancies and newly created directorships on the board of directors may be filled only by a majority of the directors then serving on the board (except as otherwise required by law or by resolution of the board). Our Amended and Restated Certificate of Incorporation and Bylaws provide that directors may be removed only for cause.

  Undesignated Preferred Stock

        The authorization of undesignated, or "blank check," preferred stock will make it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company.

  Requirements for Advance Notification of Stockholder Nominations and Proposals

        Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. See "Advance Notice Requirements for Stockholder Proposals and Director Nominations."

  No Stockholder Action by Written Consent.

        Our Amended and Restated Certificate of Incorporation and Bylaws do not permit stockholders to act by written consent.

  No Cumulative Voting.

        Under Delaware law, cumulative voting for the election of directors is not permitted unless a corporation's certificate of incorporation authorizes cumulative voting. Our Amended and Restated Certificate of Incorporation and Bylaws do not provide for cumulative voting in the election of directors. Cumulative voting allows a minority stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder will not be able to gain as many seats on our board of directors based on the number of shares of our stock the stockholder holds as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board's decision regarding a takeover.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

        Our Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to the company secretary between the 120th day and the 90th day before the anniversary of the preceding year's annual meeting. If, however, the date of the meeting is advanced more than 30 days before, or delayed more than 60 days after, the anniversary of the annual meeting, notice must be delivered between the 120th day before the meeting and the later of the 90th day before the meeting or the 10th day after we publicly announce the date of the meeting. Our Bylaws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Amendments to Amended and Restated Certificate of Incorporation or Bylaws

        The affirmative vote of the holders of at least a majority of our issued and outstanding common stock, voting as a single class, is generally required to amend or repeal our Amended and Restated Certificate of Incorporation. The affirmative vote of at least 75% of our outstanding common stock is required to approve amendments to the provisions in our Amended and Restated Certificate of Incorporation that establishes the 75% voting threshold for certain transactions. In addition, under the Delaware General Corporation Law, or DGCL, an amendment to our Amended and Restated Certificate of Incorporation that would alter or change the powers, preferences or special rights of the common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Subject to our Bylaws, our board of directors may from time to time make, amend, supplement or repeal our Bylaws by vote of a majority of our board of directors.

LEGAL MATTERS

        Davis Graham & Stubbs LLP of Denver, Colorado has provided its opinion on the validity of the common stock offered by this prospectus.

INTEREST OF NAMED EXPERTS AND COUNSEL

        Davis Graham & Stubbs LLP ("DGS") has provided a legal opinion with respect to the validity of the shares of common stock being registered pursuant to this prospectus supplement. Deborah Friedman, the Company's Senior Vice President, General Counsel and Corporate Secretary, is a partner with DGS and devotes approximately half her time to serve as our Senior Vice President, General Counsel and Corporate Secretary and approximately half her time to her legal practice at DGS. We pay a monthly flat fee of $13,333 to the firm for the approximately one-half of her time that is devoted to us and pay her customary hourly rate to the firm for any time spent by Ms. Friedman in excess of that threshold. In addition, under our 2009 Equity Incentive Plan we have awarded to Ms. Friedman 52,600 shares of restricted common stock and options to purchase up to 10,000 shares of common stock at an exercise price of $8.00 per share.

EXPERTS

        The consolidated financial statements of Golden Minerals Company as of December 31, 2011 and 2010 and for the years ended December 31, 2011 and 2010 and the 282 day period ended December 31, 2009 and of Apex Silver Mines Limited for the 83 day period ended March 24, 2009 included in Golden Minerals Company Annual Report on Form 10-K for the year ended December 31, 2011, have been so incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The estimates of our mineralized material and resources with respect to the El Quevar have been included or incorporated by reference in reliance upon the technical report prepared by Micon International Limited.

WHERE YOU CAN FIND MORE INFORMATION

        We file and furnish annual, quarterly and current reports and other information, including proxy statements, with the SEC. You may read and copy any document we file or furnish with the SEC at the SEC's Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are available to the public on the SEC's website at www.sec.gov. Our SEC filings are also available through the "Investor Relations" section of our website at www.goldenminerals.com.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus, and information filed with the SEC subsequent to this prospectus and prior to the termination of the particular offering referred to in this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus the documents listed below (excluding any portions of such documents that have been "furnished" but not "filed" for purposes of the Exchange Act):

          (a)   The Company's Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the Commission on March 8, 2012; and

          (d)   The description of the Company's common stock contained in our registration statement on Form 8-A filed February 5, 2010 with the SEC under Section 12(b) of the Exchange Act (File No. 001-13627), including any subsequent amendment or report filed for the purpose of updating such description.

        We also incorporate by reference all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement of which this prospectus is a part (including prior to the effectiveness of the registration statement) and prior to the termination of the offering. Any statement in a document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes such statement.

        Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 or corresponding information furnished under Item 9.01 or related exhibits of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

        We will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus. Requests should be directed to:

  Golden Minerals Company
  350 Indiana Street, Suite 800
  Golden, Colorado 80401
  Attention: Secretary
  Telephone: (303) 839-5060

        Except as provided above, no other information, including information on our internet site, is incorporated by reference in this prospectus.